Exhibit 10.13

Corporate Headquarters
Intel Corporation
2200 Mission College Blvd
Santa Clara, CA, 95054-1549

December 12, 2017
Navin Shenoy
Dear Navin:
In recognition of your outstanding leadership and your commitment to Intel, we are pleased to offer you the following terms set forth in this letter (this “Letter”) to enhance your financial security and offer incentive and encouragement for you to remain committed to Intel.
Retention Bonus. We will pay you a retention bonus in the aggregate amount of $2,000,000, less applicable taxes and payroll withholdings (“Bonus”), contingent upon your continued employment with Intel through December 31, 2019. This Bonus is expressly intended to encourage and induce you to remain employed at Intel for at least two years. As a result, although Intel will advance the payment of the Bonus to you on December 15, 2017, the Bonus will not be earned, and your right to any portion of the Bonus will not vest, unless and until you have remained employed with Intel through December 31, 2019. In the event that before December 31, 2019, you voluntarily resign your employment for any reason, or Intel terminates your employment for Cause (as defined below), you shall repay the Bonus amount in full at the time of your employment termination, by writing a check to Intel for the full amount or otherwise entering into a repayment arrangement satisfactory to Intel.
For purposes of this Letter, “Cause” means (1) commission of an act of material fraud or dishonesty against Intel; (2) intentional refusal or willful failure to carry out the reasonable instructions of the Chief Executive Officer or of Intel's Board of Directors; (3) conviction of, guilty plea or "no contest" plea to a felony or to a misdemeanor involving moral turpitude (where moral turpitude means so extreme a departure from ordinary standards of honesty, good morals, justice or ethics as to be shocking to the moral sense of the community); (4) gross misconduct in connection with the performance of your duties; (5) improper disclosure of confidential information or violation of material Intel policy or Code of Conduct; (6) breach of fiduciary duty to Intel; (7) failure to cooperate with Intel in any investigation or formal proceeding or being found liable in a Securities and Exchange Commission enforcement action or otherwise being disqualified from serving in your job; or (8) breach of duty of loyalty to Intel. Prior to termination for cause, Intel shall provide 30 days prior written notice of the grounds for Cause, and give you an opportunity within those 30 days to cure the alleged breach. The parties recognize that given the egregious nature of the conduct defined as Cause, a cure may not possible.
For purposes of your Bonus, a termination of your employment due to your death or disability will not constitute a voluntary resignation of your employment.
Retention RSUs. The Compensation Committee of Intel’s Board of Directors has approved a grant of Restricted Stock Units (RSUs) with an approved grant value of approximately $6,000,000 (“Retention RSUs”), which Intel will grant to you on December 15, 2017 (the “Grant Date”). Your Retention RSUs will vest over a two-year period: 1/8 of your Retention RSUs vesting per quarter beginning on the three-month anniversary of the Grant Date and continuing such that the grant is fully vested on the second anniversary of the Grant Date. Your Retention RSUs will be subject to the terms and conditions of the Intel Corporation 2006 Equity Incentive Plan and the specific grant agreement linked to your Notice of Grant.
At-Will Employment. Your employment with Intel is “at will,” which means that both Intel and you have the right to end your employment at any time, with or without advance notice, and with or without cause. The at-will nature of your employment may not be modified or amended except by written agreement signed by Intel’s SVP of Human Resources and you.
Entire Agreement. This Letter forms the entire agreement between you and Intel and replaces all prior communications regarding all subjects referenced herein.

Navin, we appreciate your continued leadership of the Intel Data Center Group. Please let us know if you have any questions.

Sincerely,

/s/ Brian Krzanich
Brian Krzanich
Chief Executive Officer

Accepted and Agreed:

/s/ Navin Shenoy                    12/12/17
Navin Shenoy                    Date